EXHIBIT 10.2

Schedule of Substantially Identical Change of Control Agreements
Not Filed with the Securities and Exchange Commission

      Pursuant to Instruction 2 of Item 601 of Regulation S-K, the Company has filed the form of the Change of Control Agreements executed with certain executive officers of the Company because each of the Change of Control Agreements are substantially identical in all material respects except as to the parties thereto and the multiple that is the basis of the lump sum change of control payment set forth in Section 3(a)(iii) of the Change of Control Agreement. The following table sets forth the name of each executive officer of the Company that entered into a Change of Control Agreement with the Company and the multiple that is the basis of the lump sum change of control payment set forth in Section 3(a)(iii) of their respective Change of Control Agreement.

Executive Officer	Multiple

Lee E. Beckelman	2.0

Brian A. Matusek	2.0

Gary M. Wilson	2.0

Steven W. Muck	2.0

Norman A. Mckay	2.0

Peter G. Schreck	1.5

Stephen P. York	1.5

Anita H. Colglazier	1.5

Hilary S. Ware	1.5

FORM OF CHANGE OF CONTROL AGREEMENT

          THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”), made and entered into effective as of July 29, 2005 (the “Effective Date”), is by and between Hanover Compressor Company, a Delaware corporation (the “Company”), and               (the “Executive”).

     THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

     1. Term. This Agreement shall begin on the Effective Date and shall continue until July 29, 2007; provided, however, that commencing on July 29, 2006 and on each July 29 thereafter, the Term of this Agreement shall automatically be extended for one additional year, unless at least three months prior to such July 29 date the Board shall give written notice to Executive that the Term of this Agreement shall cease to be so extended. However, if a Change of Control shall occur during the Term, the Term shall automatically continue in effect for a period of one year from the date of such Change of Control. This Agreement shall automatically terminate on Executive’s termination of employment, except as provided in the definition of “Protected Period”. Termination of this Agreement shall not alter or impair any rights of Executive arising under this Agreement on or prior to such termination.

     2. Qualifying Termination of Employment. If Executive incurs a Qualifying Termination of Employment, Executive shall be entitled to the benefits provided in Section 3. If Executive’s employment terminates for any reason other than for a Qualifying Termination of Employment, then Executive shall not be entitled to any benefits under this Agreement.

     3. Benefits Upon a Qualifying Termination of Employment.

     (a) Lump Sum. Following a Qualifying Termination of Employment, the Company shall pay to Executive, within five business days after the Date of Termination (or, if Section 409A of the Tax Code, is applicable to the payment, as soon as such payment can be made without being subject to the additional tax under Section 409A), an amount equal to the sum of:

     (i) Executive’s earned but unpaid Base Salary through the Date of Termination plus, Executive’s Target Bonus for the current year (prorated to Date of Termination) plus, any earned but unpaid Actual Bonus for the prior year. If the prior year’s Actual Bonus has not yet been calculated as of the Date of Termination such amount shall be payable when calculated; plus,

     (ii) that portion of Executive’s vacation pay accrued, but not used, for the current year to the Date of Termination; plus,

     (iii) the product of            multiplied by the sum of Executive’s Base Salary and Target Bonus amount; plus,

     (iv) amounts previously deferred by Executive, if any, or earned but not paid, if any, under any Company incentive and nonqualified deferred compensation plans or programs as of the Date of Termination.

     (b) COBRA. If following a Qualifying Termination of Employment, Executive timely elects with respect to such termination, continuation coverage under the Company’s group health plan pursuant to Section 4980B of the Tax Code, the Company, at its election, shall either waive the monthly premium required for such COBRA continuation coverage or promptly reimburse Executive the amount of such monthly premium for the period Executive elects COBRA continuation coverage under a Company group health plan, but not for more than 18 months.

     (c) Interest. If any payment due under the terms of this Agreement is not timely made by the Company, its successors or assigns, interest shall accrue on such payment at the highest maximum legal rate permissible under applicable law from the date such payment first became due through the date it is paid.

     (d) Parachute Tax Cut Back. It is the intent of the Executive and the Company that, in the event any payment to be made to or on behalf of Executive pursuant to this Agreement, when aggregated with any other payments and benefits to or on behalf of Executive outside of this Agreement, would constitute an “excess parachute payment”, within the meaning of Section 280G of the Tax Code, Executive shall elect (absent an Executive election, the Company shall elect) which payment(s) and/or benefit(s) hereunder will be reduced in whole or in part so that no part of the payments received hereunder will constitute excess parachute payments. However, any such reduction(s) shall be made only if such reduction(s) result in a net after-tax benefit to Executive. The determination of whether any amount or benefit would be an “excess parachute payment” shall be made by an independent certified public accounting firm mutually agreed upon by the Company and Executive. The costs of obtaining such determination shall be borne solely by the Company.

     (e) Release. Notwithstanding anything in this Agreement to the contrary, no payment shall be made or benefits provided pursuant to this Agreement unless Executive signs and does not revoke a complete release and waiver of all claims against the Company and its affiliates in a form provided by the Company.

     (f) Severance Offset. Any cash severance payments provided under Section 3(a) shall be offset or reduced by the amount of any cash severance amounts payable to Executive under any other individual agreement the Company or an affiliate may have with Executive or any severance plan or program maintained by the Company or any affiliate for employees in general.

     4. Miscellaneous Provisions.

     (a) Definitions Incorporated by Reference. Reference is made to Annex I hereto for definitions of certain capitalized terms used in this Agreement, and such definitions are incorporated herein by such reference with the same effect as if set forth herein.

     (b) No Other Mitigation or Offset. The provisions of this Agreement are not intended to, nor shall they be construed to, require that Executive mitigate the amount of any payment or benefit provided for in this Agreement by seeking or accepting other employment. The amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned or health benefits received by Executive as the result of employment outside of the Company provided, however, that any COBRA continuation coverage under section 3(b) will terminate as provided in section 4980B of the Tax Code. Without limitation of the foregoing, except as provided in Section 3(f), the Company’s obligations to Executive under this Agreement shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive.

     (c) Confidentiality. Executive acknowledges that the Company will provide Executive with Confidential Information and has previously provided Executive with Confidential Information. In return for consideration provided under this Agreement, Executive agrees that Executive will not, while employed by the Company or any affiliate and thereafter for a period of two years, disclose or make available to any other person or entity, or use for Executive’s own personal gain, any Confidential Information, except for such disclosures as required in the performance of Executive’s duties with the Company or as may otherwise be required by law or legal process (in which case Executive shall notify the Company of such legal or judicial proceeding as soon as practicable following his receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information).

     (d) Cooperation. If Executive becomes entitled to severance benefits under Section 3 of this Agreement, Executive agrees, for a one-year period following the Date of Termination, to provide reasonable cooperation to the Company in response to reasonable requests made by the Company for information or assistance, including but not limited to, participating upon reasonable notice in conferences and meetings, providing documents or information, aiding in the analysis of documents, or complying with any other reasonable requests by the Company including execution of any agreements that are reasonably necessary, provided such cooperation relates to matters concerning the Executive’s duties with the Company and the requests do not, in the good faith opinion of Executive, materially interfere with Executive’s other activities.

     (e) Successors; Binding Agreement.

     (i) Except in the case of a merger involving the Company with respect to which under applicable law the surviving corporation of such merger will be obligated under this Agreement in the same manner and to the same extent as the Company would have been required if no such merger had taken place, the Company will require any successor, by purchase or otherwise, to all or substantially all of the business and/or assets of the Company, to execute an agreement whereby such successor expressly assumes and agrees to perform this Agreement in the same manner and to the same extent as the Company would have been required if no such succession had taken place and expressly agrees that Executive may enforce this Agreement against such successor. Failure of the Company to obtain any such required agreement and to deliver such agreement to Executive prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to payment from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive had terminated Executive’s employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 4(e)(i) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     (ii) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s beneficiary as filed with the Company pursuant to this Agreement or, if there be no such designated beneficiary, to Executive’s estate.

     (f) Notice. All notices, consents, waivers, and other communications required under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by facsimile (with confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Company:

Hanover Compressor Company
12001 N. Houston Rosslyn
Houston, TX 77086
Attn: Chairman of the Board of Directors
Facsimile No.: 281-405-6203

If to Executive:

     (g) Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and by the Chairman of the Board or an authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     (h) Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to conflicts of laws principles. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

     (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     (j) Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

     (k) Corporate Approval. This Agreement has been approved by the Board, and has been duly executed and delivered by Executive and on behalf of the Company by its duly authorized representative.

     (l) Disputes. The parties agree to resolve any claim or controversy arising out of or relating to this Agreement by binding arbitration under the Federal Arbitration Act before one arbitrator in the City of Houston, State of Texas, administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Company shall reimburse Executive, on a current basis, for all legal fees and expenses incurred by Executive in connection with any dispute arising under this Agreement, including, without limitation, the fees and expenses of the arbitrator, unless the arbitrator finds Executive brought such claim in bad faith, in which event each party shall pay its own costs and expenses and Executive shall repay to the Company any fees and expenses previously paid on Executive’s behalf by the Company.

     The parties stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any controversy or dispute arising during the period of this Agreement and which is arbitrable as herein set forth. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination of this Agreement.

     (m) Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all taxes it is required to withhold pursuant to any applicable law or regulation.

     (n) Entire Agreement. This instrument contains the entire agreement of Executive and the Company with respect to the subject matter hereof, and hereby expressly terminates, rescinds and replaces in full that certain letter agreement between the parties dated                and all prior and contemporaneous promises, representations, understandings, arrangements and agreements between the parties relating to the subject matter hereof, whether written or oral. However, nothing in this Agreement shall affect Executive’s rights under such compensation and benefit plans and programs of the Company in which Executive may participate, except as may be explicitly provided in this Agreement.

     IN WITNESS WHEREOF, the Company and Executive have executed this Agreement in multiple counterparts effective for all purposes as of the Effective Date.

HANOVER COMPRESSOR COMPANY

By:

Name:

Title:

EXECUTIVE

ANNEX I

Definitions:

     1. Actual Bonus. “Actual Bonus” shall mean the specific annual incentive award approved for the Executive by the Board in the case of the Section 16 officers of the Company or approved by the Chief Executive Officer for non-Section 16 officers of the Company.

     2. Base Salary. “Base Salary” shall mean an Executive’s annual rate of base salary (without regard to bonus compensation) as in effect immediately prior to the Change of Control or as the same may be increased from time to time thereafter.

     3. Board. “Board” shall mean the Board of Directors of the Company.

     4. Cause. The Company shall have “Cause” to terminate Executive’s employment only upon (a) the commission by Executive of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an affiliate (including the unauthorized disclosure of confidential or proprietary material information of the Company or an affiliate), (b) a conviction of Executive (or a plea of nolo contendere in lieu thereof) for a felony or a crime involving fraud, dishonesty or moral turpitude, (c) willful failure of Executive to follow the written directions of the Board; (d) willful misconduct by Executive as an employee of the Company or an affiliate; (e) the willful failure of Executive to render services to the Company or an affiliate in accordance with Executive’s employment arrangement, which failure amounts to a material neglect of Executive’s duties to the Company or an affiliate; or (f) Executive’s substantial dependence, as determined in the sole discretion of the Board, on any drug, immediate precursor or other substance listed on Schedule IV of the Federal Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended.

     5. Change of Control. A “Change of Control” of the Company shall mean:

     (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a) any acquisition by any Person pursuant to a transaction which complies with clause (i) of subsection (c) of this definition shall not constitute a Change of Control; or

     (b) Individuals, who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (c) The consummation of a reorganization, merger or consolidation of the Company or sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to an entity wholly owned, directly or indirectly, by the Company) (a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction.

     6. Confidential Information. “Confidential Information” shall mean any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its affiliates or ventures or in which property rights have been assigned or otherwise conveyed to the Company or any of its affiliates or ventures, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement.

     7. Date of Termination. “Date of Termination” shall mean (a) if Executive terminates his employment for Good Reason, that date provided in the definition of Good Reason, (b) with respect to a termination prior to a Change of Control that is deemed to be during the Protected Period (as provided in said definition), the date of such termination, or (c) if Executive’s employment is terminated for any other reason on or after a Change of Control, the date of such termination.

     8. Disability. A “Disability” means Executive is entitled to long-term disability benefits under the Company’s long-term disability plan.

     9. Good Reason. “Good Reason” shall mean the occurrence of any of the following without Executive’s express written consent:

     (a) a permanent change in Executive’s duties or responsibilities which are materially inconsistent with either the type of duties and responsibilities of Executive then in effect or with Executive’s title, but excluding any such change that is in conjunction with and consistent with a promotion of Executive;

     (b) a reduction in Executive’s Base Salary.

     (c) a reduction in Executive’s annual Target Bonus percentage of Base Salary as in effect immediately prior to the Change of Control;

     (d) a material reduction in Executive’s employee benefits (without regard to bonus compensation, if any) if such reduction results in Executive receiving benefits which are, in the aggregate, materially less than the benefits received by other comparable employees of the Company generally; or

     (e) the willful failure by the Company to pay any compensation to Executive when due.

However, Good Reason shall not exist with respect to a matter unless Executive gives the Company a Notice of Termination due to such matter within 30 days of the date Executive knows or should reasonably have known of its occurrence. If Executive fails to give such Notice of Termination timely, Executive shall be deemed to have waived all rights Executive may have under this Agreement with respect to such matter. The Company shall have 10 business days from the date of such Notice of Termination to cure the matter. If the Company cures the matter, such Notice of Termination shall be deemed rescinded. If the Company fails to cure the matter timely, Executive shall be deemed to have terminated at the end of such 10-day period.

     10. Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that sets forth in reasonable detail the facts and circumstances for termination of Executive’s employment.

     11. Protected Period. The “Protected Period” shall mean the period of time beginning with the Change of Control and ending on the first anniversary of such Change of Control or Executive’s death, if earlier; provided, however, if Executive’s employment with the Company is terminated during the Term and within six months prior to the date on which a Change of Control occurs (e.g., not during the Protected Period), and it is reasonably demonstrated by Executive that such termination was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control, or otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the Change of Control shall be deemed to have occurred on the date immediately prior to the date of Executive’s termination and Executive shall be deemed terminated by the Company during the Protected Period other than for Cause

     12. Qualifying Termination of Employment. A “Qualifying Termination of Employment” shall mean a termination of Executive’s employment during the Protected Period either (a) by the Company other than for Cause or (b) by Executive for a Good Reason. The Executive’s death or Disability during the Protected Period shall not constitute a Qualifying Termination of Employment.

     13. Target Bonus. “Target Bonus” shall mean the target annual incentive award opportunity for an Executive expressed as a percentage of salary as set forth in the annual management incentive plan covering such Executive.

     14. Tax Code. The Internal Revenue Code of 1986, as amended.